UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 18, 2007

E ENERGY ADAMS, LLC
 (Exact name of registrant as specified in its charter)

Nebraska	000-52426	20-2627531
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

510 Main Street, P.O. Box 49, Adams, Nebraska	68301
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (402) 988-4655

(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Appointment and Compensatory Arrangements of Certain Officers

Chief Executive Officer Employment Agreement

E Energy Adams, LLC (the “Company”) has entered into an Employment Agreement (the “Agreement”), which was effective on April 16, 2007, to hire Mr. Carl Sitzmann for the position of Chief Executive Officer (“CEO”). The terms of the Agreement provide that Mr. Sitzmann shall report directly to the Board of Directors, and his duties under the Agreement include, but are not limited to, budgeting, managing and controlling departmental or office-specific expenditures, as applicable; planning, developing and implementing strategy for operational management and development so as to meet such performance plans, budgets and timescales as may be adopted by the Board; establishing and maintaining appropriate systems for measuring key aspects of operational management and development; monitoring, measuring and reporting on operational issues; and ensuring compliance with any relevant requirements for quality management, health and safety, legal stipulations, and general duties of care.

Prior to the date Mr. Sitzmann accepted the position of CEO with the Company, he held the position of Vice President of Production/Technology for GELITA North America from August 2002 to April 2007. Mr. Sitzmann began his career in 1980 with Archer Daniels Midland in Production Management, assisting with the start-up of an ethanol plant in Iowa and an ethanol plant in Illinois. He then moved to the food industry where he spent two years, from October 1991 to June 1993, as Plant Manager for a facility in Lipton, Iowa. In the past 14 years, Mr. Sitzmann has held various leadership positions in the gelatin industry. Mr. Sitzmann is currently 50 years old.

In consideration of his services, Mr. Sitzmann will receive an annual base salary of $130,000 and will be eligible for a Pre-Startup Bonus up to $20,000 for exceptional services rendered by Mr. Sitzmann prior to startup of operations of the Company. Mr. Sitzmann will also be eligible for an annual performance bonus of up to 100% of his base salary at the discretion of the Executive Committee or the Board of Directors. Mr. Sitzmann will be entitled to participate fully in the Company’s employee benefit plans and programs. Mr. Sitzmann will also be reimbursed for reasonable and necessary out-of-pocket expenses incurred by him in the performance of his duties and responsibilities as CEO.

The Company may terminate the Agreement without cause by notifying Mr. Sitzmann at least 90 days in advance of the effective date of such termination. The Company may terminate the Agreement for cause at any time without prior notice to Mr. Sitzmann. Mr. Sitzmann may terminate the Agreement by notifying the Board of Directors at least 90 days in advance of such termination.

In connection with the future termination of the Agreement, Mr. Sitzmann will have the obligation not to disclose the Company’s confidential information or trade secrets to any person or entity for a period of 24 months following termination of the Agreement. Mr. Sitzmann is also subject to a covenant not to compete with the Company for a period of 24 months following termination of the Agreement and within a 75 mile radius of the Company’s facilities in Gage County, Nebraska.

Item 7.01 Regulation FD Disclosure

On April 18, 2007, we released a press release announcing the hiring of Carl Sitzmann as the Chief Executive Officer of E Energy Adams, LLC. The press release is attached hereto as Exhibit 99.1. Pursuant to the rules and regulations of the Securities and Exchange Commission, such exhibit and the information set forth therein and herein shall not be deemed to be filed for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and shall not be deemed to be incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in such a filing.

Item 9.01 Financial Statements and Exhibits

(c) Exhibits

10.1	Chief Executive Officer Employment Agreement dated April 16, 2007 between E Energy Adams, LLC and Carl Sitzmann.

99.1	Press Release dated April 18, 2007

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

E ENERGY ADAMS, LLC

April 18, 2007

/s/ Jack L. Alderman

Date
Jack L. Alderman, Chairman

EXHIBIT INDEX

Exhibit Index	Description

10.1	Chief Executive Officer Employment Agreement dated April 16, 2007 between E Energy Adams, LLC and Carl Sitzmann.
99.1	Press Release dated April 18, 2007